iShares Trust

Screen #2 attachment for funds after series 90

96 ISHARES Lehman Short Treasury Bond Fund    N
97 ISHARES Lehman 3-7 Year Treasury Bond Fund N
98 ISHARES Lehman 10-20 Year Treasury Bond Fund N
99 ISHARES Lehman 1-3 Year Credit Bond Fund N
100 ISHARES Lehman Intermediate Credit Bond Fund N
101 ISHARES Lehman Credit Bond Fund N
102 ISHARES Lehman Intermediate Govt/Credit Bond Fund N
103 ISHARES Lehman Government/Credit Bond Fund N

Please visit the iShares website for the most recent shareholder report if you need more information on the series above 99. http://www.ishares.com/library/annual_reports.jhtml

From: Fernandez, Heather [mailto:FernandezH@sec.gov]
Sent: Tuesday, December 12, 2006 1:54 PM
To: Chmielewski, Greg
Cc: Jaffray, Gregory D.; Fernandez, Heather
Subject: Registrants with too many series for form NSAR

Greg,

Registrants that have more series than can be entered on Form NSAR are not required to submit answers for those series.  The filer does not need to submit an attachment with the financial information for those series nor with any other answers that cannot be entered on the form.

Instead, we request filers create a separate attachment with the following information:  series number (beginning with the next available series number), series name, and notation if this is the last “filing” by the series.  The attachment may be named EX-7C.  We also request that filers include a statement directing interested parties to the most recent shareholder report if they need more information on those series.

Heather Fernandez

Division of Investment Management

US Securities & Exchange Commission

(202) 551-6708